Exhibit 10.2

EXECUTIVE CHAIR AGREEMENT

This Executive Chair Agreement (this “Agreement”) is entered into on July 19, 2026 (the “Effective Date”) by and between Michael Blitzer (the “Executive Chair”) and USA Rare Earth, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “parties” or individually referred to as a “party”).

RECITALS

WHEREAS, the Executive Chair is presently serving in the capacity of non-employee director and Chairman on the Company’s Board of Directors (the “Board”);

WHEREAS, effective as of the Effective Date, the Company and the Executive Chair mutually desire for the Executive Chair, and the Board is hereby appointing the Executive Chair, to serve in the capacity of Executive Chair on the Board;

WHEREAS, the Executive Chair’s appointment as Executive Chair is in addition to his current service as a member of the Board; and

WHEREAS, on and following the Effective Date, the Executive Chair shall be eligible to receive the compensation provided pursuant to this Agreement in connection with the Executive Chair’s services hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Duties and Effort. The Company requires that the Executive Chair perform the duties customarily related to this function, including (a) advising the Company’s senior management, including the Chief Executive Officer of the Company, on matters of Company operations, (b) supporting the Company’s long-term corporate strategy and major capital allocation decisions, (c) assisting with strategic partnerships, government relations and key customer relationships, particularly in the United States, (d) supporting investor and capital markets engagement, (e) providing guidance and advising on acquisitions, financings and other strategic transactions, and (f) serving as a thought partner to management on key business initiatives, while remaining removed from day-to-day operational decision-making. In addition, the Executive Chair is required to continue to perform the duties required of him as non-employee director and Chairman of the Board, including (1) acting as Chair of the Board and stockholder meetings, (2) leading the Board and setting the Board’s agendas in coordination with senior management, (3) acting as liaison between the Company’s senior management and the Board and its committees, (4) as well as other customary duties as may be determined and assigned by the Board and as may be required by the Company’s governing instruments. The Executive Chair agrees to devote such time as is reasonably and customarily necessary to perform completely these duties to the Company, although the parties recognize that this is not expected to occupy the Executive Chair’s full business time and attention. The Executive Chair acknowledges that the Board may appoint a Lead Independent Director pursuant to its Corporate Governance Guidelines.

2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the earliest of (a) appointment of a successor Board leader (not including the Lead Independent Director), (b) the date of the Company’s next annual general meeting of stockholders (“Annual Meeting”), or (c) upon his earlier death, incapacity, removal or resignation. Notwithstanding (b) in the foregoing, if the Executive Chair is validly elected by the Company’s stockholders as a director and reappointed by the Board as Executive Chair of the Board, the term will automatically renew until the next Annual Meeting, subject to (a) and (c) of the foregoing. The foregoing sentence shall apply with respect to the 2028 Annual Meeting with the intention that this Agreement shall remain in effect until the 2029 Annual Meeting, subject to (c) of this Section 2 (the “Term”). For the avoidance of doubt, the termination of this Agreement alone shall have no effect on the Executive Chair’s appointment as non-employee director on the Board and, if applicable, Chairman of the Board, and if the Board appoints a successor Board leader or the Board does not reappoint him as Executive Chair of the Board at the 2027 or 2028 Annual Meeting (other than as a result of the Executive Chair’s voluntary decision not to be so appointed), then the resulting termination of his Executive Chair role would be considered a termination without Cause for all purposes, including the awards granted pursuant to Section 4. If the Agreement remains in effect through the 2029 Annual Meeting and the parties do not extend the Agreement, the expiration of the Term on the 2029 Annual Meeting shall be considered a termination without Cause for all purposes, including the Awards granted pursuant to Section 4. During the Term, the Company will exercise commercially reasonable efforts to cause the Executive Chair to be nominated for election to the Board on an annual basis.

3. No Employment Relationship. This Agreement is not intended to create an employment relationship between the parties. Rather, it is the parties’ intention that the Executive Chair shall be an independent contractor of the Company. The Executive Chair shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he earns under this Agreement. The Executive Chair shall not be eligible to participate in any of the Company’s employee benefit plans.

4. Compensation. For services to be rendered in his capacity as Executive Chair and non-employee director of the Board, the Company agrees to pay the Executive Chair the compensation set out below.

(a)	Cash Retainer. The Executive Chair shall receive an annual retainer of $170,000.

(b)	Annual Awards. The Executive Chair shall be automatically granted on the date of each Annual Meeting immediately following which he will continue to serve as the Executive Chair, pursuant to the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, as may be amended hereafter from time to time (the “Equity Plan”), a number of restricted stock units (rounded up to the nearest whole number) equal to $2,530,000 divided by the lesser of (i) the volume-weighted average price (“VWAP”) of the Company’s common stock over the thirty (30) day trading period ending on the grant date (or on the last preceding trading day if the grant date is not a trading day), and (ii) the closing price of a share of the Company’s common stock on the grant date (or on the last preceding trading day if the grant date is not a trading day) (the “Annual Awards”). The Annual Awards described in this Section shall be granted automatically and without further action or approval of the Compensation Committee of the Board.

(i)	Notwithstanding the above, the first Annual Award in respect of 2026 shall be granted on July 19, 2026, and shall be in respect of 133,353 restricted stock units, being the number of restricted stock units as determined above that is prorated (rounded up to the nearest whole number) by a fraction, the denominator of which is 365 and the numerator of which is (A) 365 minus (B) 46 (being the number of days in the period beginning on June 3, 2026 and ending with the Effective Date) (the “Proration Fraction”); then further offset by multiplying 6,438 (being the number of restricted stock units granted to the Executive Chair on June 3, 2026 (which shall remain outstanding pursuant to their current terms (and, for the avoidance of doubt, shall not be subject to any deferral)) by the Proration Fraction. Such Annual Award shall vest in equal annual installments over three years starting with the Effective Date subject to the Executive Chair’s continued services as Executive Chair through the vesting dates.

(ii)	The Annual Awards granted in 2027 and onwards will vest in equal annual installments over three years starting with the grant date subject to the Executive Chair’s continued services as Executive Chair through the vesting dates.

(c)	One-Time Award. The Executive Chair shall be granted on July 19, 2026, 31,427 restricted stock units, being the number of restricted stock units (rounded up to the nearest whole number) equal to $500,000 divided by the lesser of (i) the VWAP of the Company’s common stock over the thirty (30) day trading period ending on the grant date (or on the last preceding trading day if the grant date is not a trading day), and (ii) the closing price of a share of the Company’s common stock on the grant date (or on the last preceding trading day if the grant date is not a trading day) (the “One-Time Award”). The One-Time Award will vest in equal annual installments over three years starting with the grant date subject to the Executive Chair’s continued services as Executive Chair through the vesting dates.

(d)	Early Vesting. The Annual Awards and the One-Time Award (together, the “Awards”) will vest early upon termination of services as Executive Chair, if such termination is by the Board without “Cause” (including, for the avoidance of doubt, as a result of the Executive Chair’s death or disability) or resignation by the Executive Chair for “Good Reason” (as such terms are defined in the Company’s Severance and Change of Control Protection Plan).

(e)	Settlement. Any vested Awards hereunder will be settled upon the Executive Chair’s Separation from Service (as such term is defined in 409A).

(f)	No other compensation. The cash retainer and the Awards contemplated in this Section shall be in lieu of any compensation payable to the Executive Chair under the Company’s Non-Employee Director Compensation Policy.

5. Expenses. The Executive Chair shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by the Executive Chair in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

6. Restrictive Covenants.

(a)	Confidentiality. During the course of the Executive Chair’s services to the Company, the Executive Chair will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, and/or competitors. Subject to Sections 6(l) and 5(m) below, the Executive Chair agrees that the Executive Chair shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive Chair’s assigned duties and for the benefit of the Company, either during his services on the Board or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive Chair during the Executive Chair’s services on the Board. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive Chair; (ii) becomes generally known to the public subsequent to disclosure to the Executive Chair through no wrongful act of the Executive Chair or any representative of the Executive Chair; or (iii) the Executive Chair is required to disclose by applicable law, regulation or legal process (provided that the Executive Chair provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)	Noncompetition. The Executive Chair acknowledges that (i) the Executive Chair performs services of a unique nature for the Company that are irreplaceable, and that the Executive Chair’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive Chair has had and will continue to have access to trade secrets and other confidential information of the Company and its subsidiaries, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries, (iii) in the course of the Executive Chair’s employment by or service to a competitor, the Executive Chair would inevitably use or disclose such trade secrets and confidential information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive Chair has had and will continue to have access to these customers, and (v) the Executive Chair has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of the Executive Chair’s services on the Board. Accordingly, during the Executive Chair’s services on the Board and for six months following termination of services as the Executive Chair, the Executive Chair agrees that the Executive Chair will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged or in which they have planned to be engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive Chair from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as the Executive Chair has no active participation in the business of such corporation. For the avoidance of doubt, the six-month period shall commence when the Executive Chair ceases acting as Executive Chair even if the Executive Chair remains on the Board as a non-employee director.

(c)	Non-solicitation.

(i)	During the Executive Chair’s services as Executive Chair and for a period of twelve (12) months thereafter, the Executive Chair agrees that the Executive Chair shall not, except in the furtherance of the Executive Chair’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is an established customer or supplier of the Company or any of its subsidiaries with whom the Executive Chair had material contact or about whom the Executive Chair obtained Confidential Information during the twelve (12)-month period immediately prior to the termination of the Executive Chair’s services as Executive Chair for any reason, to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity, or stop supplying or purchasing, as applicable, or decrease the amount of goods, materials or services being supplied to or purchased from the Company or any of its subsidiaries, as applicable. For the avoidance of doubt, the 12-month period shall commence when the Executive Chair ceases acting as Executive Chair even if the Executive Chair remains on the Board as a non-employee director.

(ii)	During the Executive Chair’s services as Executive Chair and for a period of twelve (12) months thereafter, the Executive Chair agrees that the Executive Chair shall not, except in the furtherance of the Executive Chair’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, consultant or individual independent contractor of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity or hire or retain any such employee, consultant or individual independent contractor, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, consultant or individual independent contractor. Any person described in this Section 6(c)(ii) shall be deemed covered by this Section 6(c)(ii) while so employed or retained and for a period of six (6) months thereafter. For the avoidance of doubt, the 12-month period shall commence when the Executive Chair ceases acting as Executive Chair even if the Executive Chair remains on the Board as a non-employee director.

(d)	Non-disparagement. Subject to Sections 6(k) and 6(l) below, the Executive Chair agrees not to make or publish negative comments or otherwise disparage the Company or any of its affiliates or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive Chair’s duties to the Company during the Executive Chair’s services on the Board by the Company, and the Company agrees that the Company shall direct its executive officers and directors not to make or publish negative comments or otherwise disparage the Executive Chair other than in the good faith performance of their respective duties to the Company while in service thereto, and upon issuing such directive, the Company shall have satisfied its non-disparagement obligation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)	Return of Company Property. On the date of the termination of the Executive Chair’s services on the Board for any reason (or at any time prior thereto at the Company’s request), the Executive Chair shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(f)	Reasonableness Of Covenants. In signing this Agreement, the Executive Chair gives the Company assurance that the Executive Chair has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6. Executive Chair agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive Chair from obtaining other suitable employment during the period in which the Executive Chair is bound by the restraints. The Executive Chair agrees that, before providing services, as an employee or consultant, to any entity during the period of time that the Executive Chair is subject to the constraints in Section 6 hereof, the Executive Chair will provide a copy of this Agreement (including, without limitation, this Section 6) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 6) with such entity or any other entity to which the Executive Chair performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive Chair acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive Chair has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive Chair further covenants that the Executive Chair will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive Chair’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 6.

(g)	Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive Chair agrees that during the Executive Chair’s services on the Board and thereafter, the Executive Chair will respond and provide information with regard to matters in which the Executive Chair has knowledge as a result of the Executive Chair’s services on the Board, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will provide reasonable assistance to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive Chair’s services on the Board (collectively, the “Claims”). The Company shall reimburse the Executive Chair for all reasonable, out-of-pocket expenses incurred by the Executive Chair in connection with any cooperation provided pursuant to this Section 6(g). Executive Chair agrees that during the Executive Chair’s services on the Board by the Company and thereafter, Executive Chair will promptly inform the Company if the Executive Chair becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive Chair also agrees to promptly inform the Company (to the extent that the Executive Chair is legally permitted to do so) if the Executive Chair is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive Chair (other than in connection with any litigation or other proceeding in which the Executive Chair is a party-in-opposition) with respect to matters the Executive Chair believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive Chair shall not communicate with anyone (other than the Executive Chair’s spouse, attorneys and tax and/or financial advisors and except to the extent that the Executive Chair determines in good faith is necessary in connection with the performance of the Executive Chair’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.

(h)	Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

(i)	Tolling. In the event of any violation of the provisions of this Section 6, Executive Chair acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall, to the maximum extent permitted by applicable law, be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)	Survival Of Provisions. The obligations contained in Section 6 shall survive the termination of the Executive Chair’s services as the Executive Chair or on the Board, as applicable, and shall be fully enforceable thereafter, as applicable.

(k)	DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(l)	Individual Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive Chair (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) filing a complaint or charge with any governmental agency, such as the U.S. Equal Employment Opportunity Commission or a state or local fair employment practices agency, (iii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency Inspector General, (iv) accepting any U.S. Securities and Exchange Commission awards, or (v) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive Chair from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive Chair does not need the prior authorization of the Company to make any such reports or disclosures and the Executive Chair will not be required to notify the Company that such reports or disclosures have been made.

(m)	Equitable Relief And Other Remedies. The Executive Chair acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, the Executive Chair agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

7. Termination. The Board and the Executive Chair may each terminate this Agreement with or without notice. Nothing contained herein or omitted herefrom shall prevent the Board or stockholders of the Company from removing the Executive Chair as permitted under the Company’s certificate of incorporation, bylaws and its Corporate Governance Guidelines, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the DGCL.

8. Indemnification. To the fullest extent permitted by applicable law and as provided in the Company’s bylaws, during the Term and for such period thereafter as may be necessary to continue to indemnify the Executive Chair for the Executive Chair’s acts while a director or Executive Chair of the Company in accordance with this Section 8, the Company agrees to defend and indemnify the Executive Chair against and to hold the Executive Chair harmless from any and all claims and liabilities expenses (but excluding disputes arising under this Agreement, and claims asserted by the Company, the Board, of any of the Company’s affiliates) asserted against the Executive Chair for actions taken or omitted to be taken by the Executive Chair in good faith and within the scope of the Executive Chair’s responsibilities as a director, officer or Executive Chair of the Company and its affiliates during the term of this Agreement. The Company shall cause the Executive Chair to be provided coverage under any D&O liability insurance policies that are maintained by the Company from time to time in the same manner as other executive officers and directors of the Company are covered.

9. Third-Party Agreements and Rights. The Executive Chair hereby confirms that the Executive Chair is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive Chair’s use or disclosure of information (other than confidentiality restrictions (if any)) or the Executive Chair’s engagement in the Company’s business. The Executive Chair represents to the Company that the Executive Chair’s execution of this Agreement, the Executive Chair’s services as director of the Company and the performance of the Executive Chair’s proposed duties for the Company shall not violate any obligations the Executive Chair may have to any such previous employer or other party. In the Executive Chair’s services to the Company, the Executive Chair shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive Chair shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

10. Assignment. The Company may assign its rights and obligations under this Agreement without the Executive Chair’s consent to any successor in interest. This Agreement shall inure to the benefit of and be binding upon the Executive Chair and the Company, and each of the Executive Chair’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns; provided that the services provided by the Executive Chair are of a personal nature and the Executive Chair cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of the Executive Chair’s rights or obligations under this Agreement (and any such purported action by the Executive Chair shall be null and void).

11. Severability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive Chair’s services on the Board to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive Chair at the last address the Executive Chair has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Company’s Chief Legal Officer, with a copy to legal@usare.com.

15. Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive Chair’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”) (and any related regulations or other pronouncements there under) and the deferral of the commencement of any payments or benefits otherwise payable as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Executive Chair) until the date that is six months following his separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive Chair could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. The Company will consult with the Executive Chair in good faith regarding the implementation of the provisions of this Section, provided that the Company will not have any liability to the Executive Chair with respect of the same.

16. Governing Law; Arbitration; Service of Process; Waiver of Jury Trial.

(a)	This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.

(b)	The Executive Chair and the Company agree that all claims arising out of or relating to the Executive Chair’s services on the Board, including its termination and the interpretation of this Agreement, and including any claims or disputes related to discrimination or harassment (to the extent permitted by applicable law), shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act (“FAA”). The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at http://www.adr.org, and will be held in the State of Delaware. The Company shall bear the cost of the arbitrator’s fee and the arbitration expenses, and each party in the arbitration shall bear her/its own attorneys’ fees and legal costs; provided, however, that if the Executive Chair prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the Executive Chair to the extent permissible by applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. For the avoidance of doubt, any claim or dispute of sexual assault or sexual harassment may be pursued by the Executive Chair in arbitration pursuant to this Section 15 or in an appropriate state or federal court having jurisdiction over the claim.

(c)	Each party may be served with process in any manner permitted under Delaware law, or by United States registered or certified mail, return receipt requested.

(d)	BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

17. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third-party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

18. Entire Agreement. This Agreement (together with all Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and/or oral understandings between the parties with regard to the subject matter hereof. For the avoidance of doubt, all Exhibits attached hereto shall be incorporated into and form a part of this Agreement.

19. Legal Counsel. The Executive Chair expressly acknowledges that the Company has advised the Executive Chair to consult with independent legal counsel of the Executive Chair’s choosing to review and explain to the Executive Chair the legal effect of the terms and conditions of this Agreement prior to the Executive Chair’s signing of this Agreement. The Company agrees to pay directly to the Executive Chair’s counsel reasonable, documented legal fees incurred in connection with the negotiation of this Agreement, up to $10,000.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Any counterpart may be executed by facsimile or electronic signature and such facsimile or electronic signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year indicated above.

USA RARE EARTH, INC.

By:	/s/ Valerie Ford Jacob
Date:	July 19, 2026

MICHAEL BLITZER

By:	/s/ Michael Blitzer
Date:	July 19, 2026

Signature Page to Executive Chair Agreement